UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 29, 2011
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34176 (Commission File Number)	26-2735737 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     As incentive compensation under the Ascent Media Corporation 2008 Incentive Plan (the “Plan”), on March 29, 2011, the compensation committee of the board of directors of Ascent Media Corporation (the “Corporation”) granted to certain executive officers of the Corporation options (“Options”) to purchase shares of the Corporation’s Series A Common Stock, par value $0.01 (“Shares”), and restricted stock awards. Such grants are in addition to the grants made on March 15, 2011.
     The executive officers received the following Options:

Name	Title	Shares Subject to Options
William R. Fitzgerald	Chairman, President and Chief Executive Officer	50,634
William E. Niles	Executive Vice President, General Counsel and Secretary	49,160
The awards of Options had an effective grant date of March 29, 2011. The Options have an exercise price of $48.15 (the closing market price on the grant date). The Options granted to Mr. Fitzgerald will vest quarterly over a four-year period and will be exercisable for a maximum of seven years, subject to earlier termination if the grantee’s service to the Corporation terminates for certain reasons. The Options granted to Mr. Niles will vest quarterly over a five-year period and will be exercisable for a maximum of seven years, subject to earlier termination if the grantee’s service to the Corporation terminates for certain reasons.
     In addition, the executive officers received the following restricted stock awards:

Name	Title	Restricted Shares
William R. Fitzgerald	Chairman, President and Chief Executive Officer	5,959
William E. Niles	Executive Vice President, General Counsel and Secretary	5,785
The restricted stock award granted to Mr. Fitzgerald will vest quarterly over a four-year period. The restricted stock award granted to Mr. Niles will vest quarterly over a five-year period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 1, 2011

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary